UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2012

Horizon Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35238	27-2179987
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

520 Lake Cook Road, Suite 520, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (224) 383-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Timothy P. Walbert, our chairman, president and chief executive officer, will be presenting at the 14th Annual BIO CEO and Investor Conference on February 14, 2012. During the presentation, Mr. Walbert will describe our recent evaluation of the DUEXIS commercial launch described below.

We have evaluated a number of metrics to assess the effectiveness of the DUEXIS commercial launch to date. These metrics looked at strategy and messaging, managed care access and field force execution on reach and frequency. We have evaluated the strategy and messaging at launch through a message recall tool that surveys prescribers that have been seen by our sales representatives. We believe the data to date is showing strong brand and message awareness among our targets.

DUEXIS is currently promoted by eighty sales representatives in territories aligned to high value prescribers and a high access payer environment. Wolters Kluwer claims data estimates that DUEXIS currently has approximately 70% tier 3 access through commercial payer plans. This is ahead of our goal to achieve 80% access by year end, and in line with other branded NSAIDs. DUEXIS Savings Plus is our comprehensive co-pay assistance program supporting the DUEXIS launch by buying down the average co-pay to $20 for commercial pay and cash paying patients. Relay Health, which administers the largest co-pay assistance program, estimates that to date DUEXIS has an approximately 90% redemption rate. This is above our expected rate of 80%. We believe that tracking awareness, trial and adoption early in the launch provides a clear indication of launch progress. Two waves of message recall research have been completed with over 120 called on targets, indicating that awareness and intent to prescribe is high for DUEXIS. Results showed that approximately 88% of target prescribers have identified one or more patients for which they would consider DUEXIS an option and 76% have indicated they have or will use a sample for trial. Key messages delivered by our sales representatives and recalled by the target prescribers during the recall research were: DUEXIS provides the number one prescribed NSAID (ibuprofen) with built in GI protection, DUEXIS reduces the risk of ibuprofen-induced upper GI ulcers by approximately 50% and patient out of pocket costs are as low as $20.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference to this Current Report on Form 8-K.

By filing this information, Horizon makes no admission as to the materiality of any information in this report. The information contained in the in this report is intended to be considered in the context of Horizon’s filings with the Securities and Exchange Commission and other public announcements that Horizon makes, by press release or otherwise, from time to time. Horizon undertakes no duty or obligation to publicly update or revise the information contained in this report or the exhibit hereto, although it may do so from time to time in its discretion. Any such updating may be made through the filing of other reports or documents with the Securities and Exchange Commission, through press releases or through other public disclosure.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, including statements regarding the commercial launch of DUEXIS and physician intent to prescribe DUEXIS. These forward-looking statements are based on management’s expectations and assumptions as of the date of this report, and actual results may differ materially from those in these forward-looking statements as a result of various factors. These factors include, but are not limited to, risks regarding Horizon’s ability to commercialize products successfully, Horizon’s ability to continue to successfully recruit and retain sales and marketing personnel, whether sales force messaging and indicated intent to prescribe DUEXIS will result in actual prescriptions and the ability to maintain future managed care access for DUEXIS. For a further description of these and other risks facing Horizon, please see the risk factors described in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in those filings. Forward-looking statements speak only as of the date of this press release, and Horizon undertakes no obligation to update or revise these statements, except as may be required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2012	Horizon Pharma, Inc.

	By:	/s/ Robert J. De Vaere

Robert J. De Vaere
Executive Vice President and Chief Financial Officer